Exhibit 99.1

Michael Meek

11000 Viking Drive

Eden Prairie, Minnesota 55344

Re: Transition Agreement

Dear Michael:

As we discussed, October 15, 2019 (the “Separation Date) will be your last day of employment with Shutterfly, Inc. and Lifetouch, Inc. (the “Company”). This letter (the “Transition Agreement”) outlines the terms and conditions of your employment relationship with the Company from this point forward.

Assuming you comply with your obligations set forth in this Transition Agreement, the Change in Control Severance Agreement between you and Lifetouch, Inc. dated August 21, 2017 (the “CIC Agreement”), and your Offer Letter executed January 19, 2018 (which includes the following documents: Form of Restricted Stock Unit Agreement; Employee Invention Assignment and Confidentiality Agreement; Non-Competition and Non-Solicitation Agreement; Arbitration Agreement – Minnesota; and Background Check Authorization), your separation from employment will constitute “Good Reason” under the CIC Agreement and you will be entitled to receive the corresponding benefits set forth therein (which include, for the avoidance of doubt, a lump sum cash payment equal to two (2) times the sum of your Base Salary plus your target incentive bonus at the time of the Lifetouch/Shutterfly transaction, and a lump sum cash payment equal to twenty-four (24) times the Company’s portion of the monthly premiums for group medical, group dental and basic group life insurance coverage, to the extent you are participating in such group plans, at the coverage level and premium rates in effect immediately prior to the Separation Date or at the time of the Lifetouch/Shutterfly transaction, whichever is greater).

In addition, you will also be entitled to a prorated portion of the retention bonus pursuant to the terms set forth in your Offer Letter.

Your separation will constitute “good reason following a Change in Control” under the terms of the phantom stock units granted to you in September 2017, and as a result vesting will fully accelerate as to the 6,696 time-based units and the 20,090 performance-based units you hold; payment in respect of these units will be made on or about December 15, 2019.

All of the foregoing payments will be reduced by applicable payroll taxes and withholding.

For the avoidance of doubt, the restricted stock units granted pursuant to your Offer Letter will continue to vest on their terms (subject to your continued employment) through the Separation Date and will be cancelled on the Separation Date; and the PBRSUs granted to you in September 2018 will be cancelled on the Separation Date.

Transition Period: From today through October 15, 2019 (the “Transition Period”), you will work for the Company and continue to receive your current regular salary and report to Christopher North (or his successor if one is appointed during the Transition Period). You will be expected to continue to support the business, and to transition your work per Mr. North’s (or his successor’s) instructions, as well as to interact in a positive manner with your teammates and partners.

As set forth in the CIC Agreement and Offer Letter, receipt of the benefits specified therein is subject to your execution of a general release in the substantially prescribed form attached to the CIC Agreement. We have provided you a copy of the release so you can review it before signing it. You should not sign the release prior to the Separation Date.

Your employment remains “at will” in that the Company reserves the discretion to terminate your employment before the Separation Date. In the event of such earlier separation for a reason other than Cause (as defined in the CIC Agreement), you will remain entitled to receive, and the Company shall pay, the benefits described herein.

Return of Property. By October 15, 2019, you must return all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Company property in your possession.

Entire Agreement. This Transition Agreement, the CIC Agreement, the Offer Letter and the September 2017 Time-Based and Performance-Based Phantom Stock Unit Agreements contain all of our agreements and understandings that we may have had regarding your employment with the Company or its termination, with the exception of the Employee Invention Assignment and Confidentiality Agreement; Non-Competition and Non-Solicitation Agreement; and Arbitration Agreement that you signed as a condition of your employment. This Transition Agreement is governed by Minnesota law and may be amended only in a written document signed by you and the CEO of Shutterfly. If any term in this Transition Agreement is unenforceable, the remainder of the Agreement will remain enforceable.

Successors. This Transition Agreement shall be binding upon and inure to the benefit of the Company, Mr. Meek and their respective successors, executors, administrators, heirs, distributes and devisees, as applicable.

Acceptance of Agreement: If you agree with the terms and conditions outlined above, please return a signed copy of this Agreement to me.

Very truly yours,

/s/ Christopher North
Christopher North
President & Chief Executive Officer

ACCEPTED AND AGREED:

Dated: Mar 29, 2019	Michael Meek:	/s/ Michael Meek

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